Exhibit 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME FILES INVESTOR PRESENTATION

Highlights Ashford’s Deep Industry Expertise, Long-Term Track Record of Delivering
Stockholder Value, Highly-Qualified Board

DALLAS, March 23, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) today filed an investor presentation with the Securities and Exchange Commission in connection with the Company’s 2016 Annual Meeting of Stockholders, which highlights Ashford’s deep industry expertise, long-term track record of delivering stockholder value, and highly-qualified board of directors; clarifies what the Company believes are the “activist” Sessa’s misleading and inaccurate claims; discusses Sessa’s failure to propose a plan that maximizes value for stockholders while instead focusing on subjecting stockholders to costly litigation; and articulates why now is not the time to hand over the keys to an inexperienced shareholder and a slate hand-picked by Sessa with no relevant lodging experience.  The presentation is also available on the Company’s website at www.ahpreit.com both on the front page and under the Investors tab in the Presentations section.  Highlights of the investor presentation include:

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Long-Term Track Record of Value Creation: The management team has generated significant long-term outperformance with a total shareholder return of 107.0% compared to the peer average of 86.2%, since the initial public offering of Ashford Hospitality Trust in 2003. Ashford Prime exceeded its defined peers in total shareholder return in 2015, outperforming the peer average by approximately 1,600 basis points.

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Deep Experience of Management Team: Ashford Prime’s highly aligned management team, with the highest insider ownership amongst peers, has an extensive and successful track record of creating value for shareholders through hospitality investments. With an aggregate of nearly 140 years of relevant industry experience, Ashford Prime’s management team has successfully led hospitality companies through multiple lodging cycles, including creating significant value during times of market distress.

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Strong Operating Performance: The management team delivered RevPAR growth of 7.3% in 2015, significantly outperforming the peer average of 4.2%. Since the spin-off from Ashford Hospitality Trust in 2013, Ashford Prime has increased its common dividend by 100%.

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Accretive Growth: The Company has acquired high-quality properties in strong markets including the Ritz-Carlton St. Thomas, Bardessono Hotel & Spa, Sofitel Chicago, and Pier House Resort. Ashford Prime has increased its portfolio RevPAR by over 40% and its asset base by 50% as of December 31, 2015 since the spin-off from Ashford Hospitality Trust in 2013.

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Experienced and Highly Qualified Board: Ashford Prime has a diverse board with demonstrated leadership skills, strong and diverse experience, and a sound understanding of the real estate and hospitality industry with an aggregate of 44 years of public board experience.

Since the inception of Ashford Prime, the Company’s Board and management team have been committed to maximizing long-term value for its stockholders. The Company believes that it is in the best-interest of all stockholders for the Board to complete its thorough review of strategic alternatives to determine the best route to maximize value for stockholders.

Ashford Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Ashford Prime has retained Cadwalader Wickersham & Taft LLP as legal counsel. Moelis &
Company LLC is acting as financial advisor to Ashford Prime in connection with Sessa’s proxy contest and Deutsche Bank Securities Inc. is acting as independent financial advisor in connection with the Company’s strategic review process.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

Important Information

Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

Certain Information Concerning Participants

Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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